Exhibit 10.1

LICENSE AGREEMENT

This Agreement is made on this 28th day of December 2007 between the President of India acting through Director BBCL, Ministry of Information and Broadcasting, Government of India, Shastri Bhawan, New Delhi (hereinafter called the Licensor) of the One Part and M/s Bharat Business Channel Limited, a company registered under the Companies Act, 1956 and having its registered office at 171 Mittal Court, C-Wing, 17th Floor, Nariman Point, Mumbai 400021 (hereinafter called the Licensee which expression shall unless repugnant to the context include, its successors in business, administrators, liquidators and assignees or legal representatives) of the Other Part.

WHEREAS pursuant to the request of the Licensee, the Licensor has agreed to grant license to the Licensee under Section 4 of the Indian Telegraph Act 1885, and the Indian Wireless Telegraphy Act, 1933 on the terms and conditions appearing hereinafter to establish, maintain and operate Direct-to-Home (DTH) Platform and the Licensee has agreed to accept the same.

NOW THIS AGREEMENT WITNESSETH AS UNDER:

1.	Unless otherwise mentioned in the subject or context appearing hereinafter, the Schedule annexed hereto including the terms and conditions prescribed by the Ministry of Information and Broadcasting and the terms and conditions of the Wireless Operational License to be issued by the Wireless Planning & Coordination Wing in the Ministry of Communications & Information Technology, Government of India shall form part and parcel of this License Agreement. Provided, however, in base of conflict or variance or an issue relating to the same, the terms set out in the main body of this Agreement read with all the Schedules annexed hereto shall prevail.

2.	The Licensee will be subject to provisions of any legislation, which may be brought in future in regard to broadcasting.

IN WITNESSTH WHEREOF the parties hereto have caused this Agreement to be executed through their respective authorized representatives, the day, month and year as mentioned above.

Signed Executed and Delivered on behalf of President of India by

Signed Executed & Delivered on behalf of M/s Bharat Business Channel Limited by its holder of General Power of Attorney dated 3rd December 2007 executed in accordance with Board Resolution dated 26th November, 2007 by K.S. Hari Kumar.

SCHEDULE TO FORM - B

TERMS AND CONDITIONS

ARTICLE-1

ELIGIBILITY CONDITIONS

1.1	The Licensee company shall be an Indian company, registered under the Indian Companies Act, 1956.

1.2	The total Foreign Investment, including FDI/NRI/OCB/FII in the paid up equity of the Licensee Company, shall not be more than 49%.

1.3	The FDI component of the foreign equity in the total paid up equity of the Licensee Company shall not exceed 20%.

Explanation: The quantum represented by that proportion of the paid up equity share capital to the total issued equity capital of the Indian promoter Company, held or controlled by foreign investors through FDI/NRI/OCB investments, shall form part of the above said FDI limit of 20%.

1.4	The Licensee shall not allow Broadcasting Companies and/or Cable Network Companies to collectively hold or own more than 20% of the total paid up equity in its company at any time during the License period. The Licensee shall submit the equity distribution of the Company in the prescribed proforma (Table I and II of Form-A) once within one month of start of every financial year. The Government will also be able to call for details of equity holding of Licensee company at such times as considered necessary.

1.5	The Licensee company not to hold or own more than 20% equity share in a broadcasting and/or Cable Network Company. The Licensee shall submit the details of investment made by the Licensee company every year once within one month of start of that financial year. The Government will also be able to call for details of investment made by the Licensee company in the equity of other companies at such times as considered necessary.

1.6	The applicant company shall always have Indian management control with majority representatives on the Board, as well as the Chief Executive of the company being a resident Indian citizen.

1.7	Any change in the equity structure of the Licensee Company as well as amendment to shareholders agreement, wherever applicable, shall only be carried out in consultation and with prior approval of the Licensor.

ARTICLE-2

TERM OF LICENSE

2.1	The validity period of License shall be ten (10) years, on non-exclusive basis, and shall be reckoned from the date of issue of Wireless Operational License by the WPC, unless terminated earlier for default or for insolvency or for convenience or for transfer of the License.

2.2	The license shall not be transferred without prior approval of the Licensor.

ARTICLE-3

LICENSE FEE

3.1	The Licensee shall pay an initial non-refundable entry fee of Rs.10 crores before the issue of letter of intent to him by Licensor, and, after the issue of the Wireless Operational License by the Wireless Planning and Coordination (WPC) Wing of the Ministry of Communications, an annual fee equivalent to 10% of its gross revenue in that particular financial year in the manner detailed hereunder."

3.1.1	Gross Revenue for this purpose would the gross inflow of cash, receivable or other consideration arising in the course of ordinary activities of the Direct to Home [DTH] enterprise from rendering of services and from the use by others of the enterprise resources yielding rent, interest, dividend, royalties, commissions etc. Gross revenue shall, therefore, be calculated, without deduction of taxes and agency commission, on the basis of billing rates, net of discounts to advertisers. Barter advertising contracts shall also be included in the gross revenues on the basis of relevant billing rates. In the case of licensee providing or receiving goods and service from other companies that are owned or controlled by the owners of the licensee, all such transactions shall be valued at normal commercial rates and included in the profit and loss accounts of the licensee to calculate its gross revenue.

3.1.2	Every licensee shall maintain separate financial accounts for the channel, which shall be audited by the Statutory Auditors. At the end of each financial year, the company shall provide the statement of gross revenue forming part of the final accounts of the licensee as per the format in Form D, duly certified by the Statutory Auditors. It may be noted that the income heads specified in Form D are only indicative and illustrative and the Auditor would include all the relevant heads qualifying for gross revenue whether or not specifically included in the said format. In addition, the income from the Related Parlies shall have to tally with the Related Parties schedule as per Accounting Standards no. 18. Besides, the company shall disclose the following information at the end of each financial year, duly certified by the Statutory Auditor.

i.	Total trade and other discounts.
ii.	Total agency commission.
iii.	Total Related party transaction.

3.1.3	So as to verify that the Gross Revenue is correctly disclosed to it, the Government of India shall have the right to get the accounts of any licensee audited by CAG or any other professional auditors at its discretion. In case of difference between the Gross Revenue determined by the Statutory Auditors and the Government appointed auditors, the views of the government appointed auditor, subject to opportunity of hearing to the licensee shall prevail and the expenses on such audit shall be borne by the licensee.

3.1A.1 The First payment of Annual license fee for the financial year (FY) shall be made on the basis of provisional accounts for the FY certified by the Statutory Auditors, within one month of the end of that FY.

3.1 A.2 Annual License fee for the FY shall be finally determined on the basis of final annual accounts of the FY audited by the Statutory Auditors, which shall not be later than 30th September of the following FY. If the amount so determined is found to be higher than the amount already deposited as per clause 3.1A.1, the difference amount along with simple interest @ 1% per month on the difference for the period of delay calculated from 1st of May of the following FY upto and including the date of such payment shall be paid in one lumpsum within a period of 15 days from the date of finalization of audited accounts, or 15th October of the following FY whichever is earlier.

3.1A.3 Where the total annual fee deposited as per clause 3.1A.1 is more than the amount determined on the basis of audited accounts of the FY, the difference may at the request of the licensee be adjustable against the annual licence fee due for the following FY.

3.1A.4 In case any amount is to be deposited by the licensee as per provisions of clause 3.1.3 it shall be deposited within 15 days of such determination along with simple interest at the rate of 1% per month for the period from 1st May following the FY for which such determination has been made, upto and including the date of payment.

3.2	The Licensee shall also in addition pay the license fee and royalty for the spectrum used as prescribed by Wireless Planning & Coordination Authority (WPC), under the Department of Telecommunications,

ARTICLE-4

BANK GUARANTEE

4.1	The Licensee shall, within one month of issual of SACFA clearance by W.P.C., submit to the Ministry of Information & Broadcasting, a Bank Guarantee from any Scheduled Bank in Form-C for an amount of Rs.40 crores valid for the duration of the license.

4.2	The Licensor shall be at liberty to encash the Bank Guarantee in full or part in the event of non-payment of the license fee or violation of any of the license condition.

ARTICLE-5

COMPLIANCE WITH PROGRAMME AND ADVERTISING CODES

5.1	The Licensee shall ensure adherence to the Programme Code (PC) and Advertisement Code (AC), laid down by the Ministry of Information & Broadcasting from time to time.

5.2	The Licensee shall invariably ensure that the subscribers of the service do not have access to any pornographic channel or to secret/ anti-national messaging and the like. If the Licensee fails to do so, the License shall stand cancelled.

ARTICLE-6

PROHIBITION OF CERTAIN ACTIVITIES

6.1	The Licensee shall not carry any channels prohibited by the Ministry of Information & Broadcasting.

6.2	The Licensee shall ensure that its facilities are not used for transmitting any objectionable or obscene content, messages or communication inconsistent with the laws of India. The use of the facility or service for anti national activities would be construed as an offence punishable under the Indian Penal Code and applicable laws and will attract immediate termination of License.

6.3	The Licensor reserves the right to prohibit the transmission or reception of programmes in the interest of national security or in the event of emergency/war or similar type of situation. Notwithstanding any agreement between the Licensee and the content providers, the Licensee shall stop forthwith, transmission of TV channels or any content, as and when directed to do so by the Licensor or any other designated lawful authority.

6.4	Except with prior approval of Licensor, the Licensee shall not either directly or indirectly assign or transfer its right in any manner whatsoever under this Agreement to any other party or enter into any Agreement for sub-license and/ or partnership relating to any subject matter of the License to any third party either in whole or in part. Any violation of the terms shall be construed as breach of the License Agreement and License of the Licensee shall be terminated immediately.

6.5	The Licensee shall not carry the signals of a broadcaster against whom any regulatory body, tribunal or court have found the following:

(i) Refused access on a non-discriminatory basis to another DTH operator contrary to the Regulations of TRAI

(ii) Violated the provisions of any law relating to competition including the Competition Act.”

6.6	The Licensee shall not enter into any exclusive contract for distribution of TV Channels.

[Explanation: It shall be the sole responsibility of the licensee to ascertain before carrying its signals on its platform whether any broadcaster(s) has been found to be in violation of the above conditions or not. In respect of TV Channels already being carried on the platform, the licensee shall ascertain from every source including the licensor, TRAI, Tribunal or a court, whether concerned broadcasters or the channels is in violation of the above conditions. If any violation so comes to its notice, the licensee shall forthwith discontinue to carry the channels of the said broadcaster]

6.7	No licensee shall carry or include in his DTH Service any television broadcast or channel which has not been registered by the Central Government for being viewed within the territory of India.

Provided that the licensee may continue to carry or include in his DTH Service any television broadcast or channel, which has made an application for registration to the Central Government on or before the date of issue of this Order, for a period of six months from the date of such Order or till such registration has been granted or refused, whichever is earlier.

Provided further that TV Channels uplinking from India, in accordance with permission for uplinking granted before 2nd December 2005, shall be treated as “registered” Television channels and can be carried or included in the DTH Service.

ARTICLE-7

TECHNICAL STANDARDS AND OTHER OBLIGATIONS

7.1	The Open Architecture (non-proprietary) Set Top Box, which will ensure technical compatibility and effective interoperability among different DTH service providers, shall have such specifications as laid down by the Government from time to time.

7.2	The Licensee shall ensure subscriber’s interests though a Conditional Access System (CAS), which is compatible with an open Architecture (non-proprietary) Set Top Box.

7.3	The Licensee shall ensure subscriber's interests through a Subscriber Management System (SMS) for an efficient, responsive and accurate billing and collection system.

7.4	The Licensee shall not use any equipment, which is identified as unlawful.

7.5	All content provided by the DTH platform to the subscribers, irrespective of its source, shall pass through the encryption and conditional access system, located within the Earth Station, situated on Indian soil.

7.6	The Licensee shall provide access to various content providers/channels on a nondiscriminatory basis.

7.7	The Licensee shall adhere to any guidelines/regulations which may be laid down by the Licensor in the interest of consumer such as pricing of bouquet(s) or tier(s) of channels, etc.

7.8	The licensee shall carry or include in his DTH Service the TV channels which have been notified for mandatory & compulsory carriage as per the provisions of Section 8 of the Cable Television Networks (Regulation) Act, 1995 as amended, except for the regional TV channels, failing which the licensor shall be at liberty to take action as per clause 20.1 of this agreement

Provided further that the licensee shall carry other channels of Prasar Bharati not covered under this clause, on most favourable financial terms offered to any other channel

ARTICLE-8

MONITORING AND INSPECTION

8,1	The Licensee shall provide the necessary facility for continuous monitoring of the DTH broadcasting service at its own cost and maintain the recordings of programmes and advertisements carried on the platform for a period of 90 days from the date of broadcast and produce the same to the Licensor or its authorised representative, as and when required.

8.2	The Licensee shall furnish any such information at periodic intervals as may be required by the Licensor concerning Channels or content being transmitted or provided under the service, technical parameters etc. in the format as may be prescribed by the Licensor from time to time.

8.3	Licensee shall provide access to the Licensing Authority or its duly authorized representative, to all its facilities including equipments, records, systems, etc.

8.4	The Licensee will, if required by the Licensor or its authorised representative, provide necessary facilities for continuous monitoring for any particular aspect of the Licensee’s activities and operations.

8.5	The Licensor will ordinarily carry out the inspection after reasonable notice except in circumstances where giving such a notice will defeat the very purpose of the inspection.

ARTICLE-9

NATIONAL SECURITY AND OTHER CONDITIONS

9.1	The Licensor reserves the right to take over the entire services and networks of the Licensee or revoke / cancel / suspend the License in the interest of national security or in the event of an emergency / war or low intensity conflict or similar type of situations. Further, the Licensor reserves the right to direct the Licensee to close down the service if implications of security so requires. Any specific order or direction from the Government issued in this regard shall be strictly complied with by the Licensee.

9.2	The Licensee shall not use any equipment, which are identified as unlawful and/or render network security vulnerable.

9.3	All foreign personnel likely to be deployed by way of appointment, contract, consultancy, etc. by the Licensee for installation, maintenance and operation of the Licensee’s services shall be required to obtain security clearance from the Government of India prior to their deployment.

ARTICLE-10

VALUE ADDED SERVICES

10.1	The DTH facility shall not be used for other modes of communication, including voice, fax, data, communication, Internet, etc. unless specific

12.4	The Wireless and Planning Coordination Wing shall have the right to inspect, from time to time, the installation with a view to ensuring conformity with the WPC’s license.

12.5	The Licensee shall not cause harmful interference to other authorized users of radio spectrum. WPC Wing will have the sole discretion to take practicable and necessary steps for elimination of harmful interference, if any, to other licensed users.

12.6	The Licensee shall furnish to the WPC Wing the full technical and operational details of TV channels and other channels proposed to be uplinked through his/her Hub/Teleport in the prescribed format.

ARTICLE-13

COMMISSIONING OF DTH PLATFORM

13.1	The Licensee shall establish and complete the installation of the uplink earth station in India including the monitoring facility etc. and commission the DTH Platform within twelve months from the date of issue of the SACFA clearance by the WPC after obtaining wireless operational license and would submit a report to the Licensor in this regard.

ARTICLE-14

REQUIREMENT TO FURNISH INFORMATION TO THE LICENSOR

14.1	The Licensee shall furnish to the Licensor, such information at periodic intervals or at such times as the Licensor may require, including, but, not limited to, documents, reports, accounts, estimates, returns or other information such as change in Chief Executive, Board of Directors, equity holding pattern etc.

ARTICLE-15

TERMINATION OF LICENSE

15.1	Notwithstanding any other recourse under the terms and conditions of the license or any other law, the Licensor shall have the power, after recording the reasons in writing, to revoke/suspend the license in the event of breach of any terms and conditions of the license. However, before taking such action the licensing authority will give the Licensee an opportunity of being heard. The decision of the licensing authority shall be final.

license for these value-added services has been obtained from the competent authority.

ARTICLE-11

PREFERENCE TO INDIAN SATELLITES AND INTERSYSTEM COORDINATION

11.1	Though Licensee can use the bandwidth capacity for DTH service on both Indian as well as foreign satellites, proposals envisaging use of Indian satellites will be extended preferential treatment.

11.2	The Licensee shall ensure that its operation will conform to the provisions of inter-system co-ordination agreement between INSAT and the satellite being used by the Licensee.

ARTICLE 12

WPC WING’S LICENSE

12.1	A separate specific operational license shall be required from the WPC Wing of Ministry of Communications and Information Technology for establishment, maintenance & operation of the DTH platform/facility under usual terms and conditions of that license. Grant of WPC operational license will be governed by normal rules, procedures and guidelines and will be subject to completion of all formalities. As may be prescribed by the Wireless Planning Coordination (WPC) Wing, the Ministry of Communications and Information Technology for this purpose, an application shall be made to the “Wireless Advisor to the Government of India, WPC Wing, Ministry of Communications and Information Technology, Dak Bhavan, Parliament Street, New Delhi-110001” in a prescribed application form available from WPC Wing within one month from the date of signing of this agreement.

12.2	The Licensee shall obtain clearances/approvals, as may be prescribed or required, from the Wireless Planning Coordination Wing or from the Department of Space.

12.3	The Wireless Planning & Coordination (WPC) Wing of the Department of Telecommunications, Ministry of Communications and Information Technology shall issue SACFA clearance to the Licensee as soon as possible after receiving the application the same and shall grant the final Wireless Operational License, after signing of this agreement, subject to fulfillment of the necessary terms and conditions including installation of equipment etc. as may be required by WPC.

15.2	The Licensor may, at any time, terminate the License without compensation to the Licensee in case Licensee becomes bankrupt or otherwise insolvent or applies for being adjudicated as insolvent/ bankrupt, provided such termination shall not prejudice or affect any right of action which has accrued or will accrue thereafter to the Licensor.

ARTICLE-16

FORCE MAJEURE

16.1	If at any time, during the continuance of this License, the performance of any obligation either in whole or in part by any party is prevented or delayed, by reason of war, hostility, acts of enemy, civil commotion, sabotage, fire, flood, act of state or centre, explosion, epidemic, quarantine restriction, strikes materially affecting the performance of any obligations of affected party, or act of God (all or any of these hereinafter referred to as Force Majeure Event), neither party shall, by reason of such Force Majeure Event be entitled to terminate this License, nor shall either party have any claim for damages against the other, in respect of such non-performance or delay in performance provided notice of happenings of any such Force Majeure Event is given by either party to the other, within 21 days from the date of occurrence thereof.

ARTICLE-17

DISPUTES WITH OTHER PARTIES

17.1	In the event of any dispute of the Licensee with any party other than Licensor due to any reason whatsoever, the dispute will be sorted out among themselves and Licensor will have no liability in any manner. The Licensee undertakes to indemnify Licensor in respect of any action against Licensor for acts of commission or omission on the part of the Licensee, its agents and servants.

ARTICLE-18

DISPUTE RESOLUTION AND JURISDICTION

18.1	In the event of any question, dispute or difference arising under this License, or in connection thereof, except as to the matter, the decision of which is specifically provided under this License, the same shall be referred to the sole arbitration of the Secretary, Department of Legal Affairs, Government of India or his nominee.

18.2	There will be no objection to any such appointment on the ground that the Arbitrator is a Government servant. The award of the arbitrator shall be final and binding on the parties. In the event of such Arbitrator, to whom the matter is originally referred to, being transferred or vacating his office, or being unable to act for any reason whatsoever, Secretary, Department of Legal Affairs shall appoint another person to act as Arbitrator.

18.3	The Arbitration and Conciliation Act, 1996, the rules made thereunder and any modification thereof, for the time being in force, shall be deemed to apply to the arbitration proceedings as above. The venue of arbitration shall be New Delhi or such other place as the Arbitrator may decide. The arbitration proceedings shall be conducted in English language.

18.4	Upon any and every reference as aforesaid, the assessment of costs, interest and incidental expenses in the proceedings for the award shall be at the discretion of the Arbitrator.

18.5	The Courts at New Delhi shall have the jurisdiction over all disputes.

ARTICLE -19

CONFIDENTIALITY

19.1	The Licensee shall keep all the secret and security related information exchanged between the Licensor and itself as confidential and shall not disclose such information to any third party or to the media.

ARTICLE-20

PENALTY

20.1	For violation of license conditions, in addition to any other action which may include revocation of license, a penalty upto Rs.50 crores can be imposed by the Licensor on the Licensee. However, before taking such action the licensing authority will give the Licensee an opportunity of being heard. The decision of the licensing authority shall be final.

ARTICLE-21

MISCELLANEOUS

21.1	Notwithstanding any clause anywhere else in the License, the License wiil be subject to the condition that as and when any regulatory authority to regulate and monitor the Broadcast Services in the country is constituted, the Licensee’s will have to adhere to the norms, rules and regulations prescribed by such authority.

21.2	This license is subject to requirements and provisions of any law which may be enacted in future for regulating and guiding broadcasting in India.

21.3	The Licensee shall obtain the necessary environmental clearances, wherever required. The Licensee shall also comply with Copyright Act, the Electricity Act, Factories Act and other relevant laws of the land. In case of non-compliance of any of the aforesaid requirement, the Licensor shall have the right to revoke the License of the Licensee.

21.4	Some of the clauses of this agreement are being considered by the Licensor for amendment. The Licensee agrees to replace this agreement with the new agreement as soon as such amendments are finalized.

FORM -D

STATEMENT OF GROSS REVENUE FORMING PART OF THE FINAL ACCOUNTS OF M/S. BHARAT BUSINESS CHANNEL LIMITED

		Tariff Rate/	Discounts		Agency	Taxes	Net as per P&L Account (amount
SL.		Rate	Trade	Others	Commission		Rupees in
No.	Income Heads	Card					lakhs)
1	Advertisement
2	Promotional events
2.1	Musical/Star Events
2.2	Sponsored programmes
3	Marketing Rights
4	Commission
5	Royalties
6	Sale of antenna, set top boxes etc.
7	Rent -Premises
8	Rent-Equipment
9	Interest/Dividend
10	Related Party Transactions
10.1	Goods sold
10.2	Services tendered
10.3	Production
10.4	Marketing
10.5	Others

Note:

1.  The income heads are only indicative and illustrative and the Auditor would include all the relevant Heads of the licensee.

2.  The income from the Related Parties shall tally with the Related Parties as per accounting standards no. 18.